Exhibit 99.1

The Hanover Insurance Group is Exploring Strategic Alternatives for its International Specialty Business

WORCESTER, Mass., March 28, 2018 – The Hanover Insurance Group, Inc. (NYSE: THG) today confirmed it is undertaking a review of strategic alternatives, including a possible sale, for London-based Chaucer, its international specialty insurance business. The company has retained Goldman Sachs & Co., LLC to serve as its adviser through the process.

The Hanover declined to provide additional details.

Forward-Looking Statements

Certain statements in this release, including statements regarding a possible sale, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The company has not yet determined the best strategic alternative. There are no assurances that The Hanover will proceed with a transaction, and if it elects to do so, whether a sale will be consummated, the value or use of any consideration that would be received, or that any potential benefits would be realized. The Company cautions investors that any such forward-looking statements are not guarantees of future performance or activity, and actual results could differ materially.  Investors are directed to consider the risks and uncertainties of any such transaction and of the businesses of the company and Chaucer, including those discussed in readily available documents, including the Company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at hanover.com under "Investors."

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

CONTACTS:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
(508) 855-2063	(508) 855-3099	(508) 855-3263
olukasheva@hanover.com	mibuckley@hanover.com	etrevallion@hanover.com